Exhibit 10.2

JOINT OPERATING AGREEMENT

This Joint Operating Agreement (the “Agreement”) is entered into as of March 11, 2016 (“Effective Date”) by and between Code Rebel Corporation, a Delaware corporation (“Code Rebel”), and Aegis Identity Software, Inc., a Delaware corporation (“Aegis”, and together with Code Rebel, each a “Party”, and, collectively, the “Parties”). Capitalized terms used in this Agreement that are not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger dated as of even date herewith (“Merger Agreement”), by and between the Parties and CR Acquisition Corporation, a Delaware corporation.

WHEREAS, Code Rebel is a software company that develops, licenses, and supports software designed for cross-platform enterprise security and productivity; and

WHEREAS, Aegis is a software company that has developed a software platform to serve the needs of cyber-security, digital identity management and access management in the Higher Education and K-12 markets; and

WHEREAS, the Parties have entered into the Merger Agreement, which contemplates a Merger of CR Acquisition Corporation with and into Aegis, subject to the conditions, terms and provisions of the Merger Agreement; and

WHEREAS, in advance of the Closing of the Merger, in order to better realize the potential of both businesses, each of Code Rebel and Aegis desire to engage in certain marketing and development and other joint business efforts for the benefit of the other Party and the post-Closing combined entity.

NOW, THEREFORE, in consideration of foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereto hereby agree as follows:

I. SERVICES

1.1.           Joint Operating Efforts.

(a)           The joint business operations of the Parties will be coordinated by executives or directors of Aegis and Code Rebel that are, from time to time, appointed by the respective Party for such purpose (each an “Operations Manager” and, collectively, the “Operations Board”). Any Operations Manager that is appointed by a Party may be removed by such Party and any successor may be appointed, in each case, upon notice to the other Party.  The initial Operations Board shall consist of seven (7) individuals: (i) five (5) individuals shall be appointed by Aegis (the “Aegis Managers” and, each an “Aegis Manager”); and (ii) two (2) individuals shall be appointed by Code Rebel (the “Code Rebel Managers” and, each a “Code Rebel Manager”).  The following individuals are hereby appointed as the initial Operations Managers:

(1)           Aegis Managers:   J. Ralph Armijo, Robert Lamvik, John Vasquez, Graham Foreman and Jeeva Ratnathicam.

(2)           Code Rebel Managers: Arben Kryeziu and Reid Dabney.

(b)           The Operations Board shall adopt procedures relating to quorum, notice and other matters for the conduct of meetings of the Operations Board as determined by the Operations Board.  Until modified by at least two (2) of the Aegis Managers (which must include either J. Ralph Armijo or Robert Lamvik) and either (x) a majority of the Code Rebel Managers or (y) Arben Kryeziu, the following procedures shall apply:

(1)           Quorum for the conduct of business shall consist of at least one Aegis Manager (which must include either J. Ralph Armijo or Robert Lamvik) and at least one Code Rebel Manager (which must be Arben Kryeziu);

(2)           At any meeting of the Operations Board where there is a quorum, the Operations Board (even though less than all of the Operations Managers may be present) may exercise any actions that may be exercised by the entire Operations Board;

(3)           Meetings shall require at least 24 hours prior written notice to each Operations Manager in the manner specified in Section 7.2, and no agenda of actions to be discussed at a meeting shall be required;

(4)           Meetings may be telephonic or by such other means that allows all of the Operations Managers to hear each other;

(5)           Any Operations Manager that attends a meeting other than to protest notice shall be deemed to have waived notice of such meeting; and

(6)           Approval of any action that is recommended by an Operations Manager shall require the consent of at least two (2) of the Aegis Managers (which must include either J. Ralph Armijo or Robert Lamvik) and either (x) a majority of the Code Rebel Managers that attend the meeting at which such recommendation is considered or (y) Arben Kryeziu.  Each recommended action shall include, to the extent applicable, the form of the definitive agreement, document or instrument that is necessary or desirable to implement and effect such recommended action.  If the consent of any action that is recommended by an Operations Manager is expressed in writing in lieu of a meeting of the Operations Board, such written consent shall require the consent of at least two (2) of the Aegis Managers (which must include either J. Ralph Armijo or Robert Lamvik) and either (x) a majority of the Code Rebel Managers or (y) Arben Kryeziu.

(c)           The purpose of the Operations Board is to recommend to each Party certain actions that are expected to provide a mutual benefit to the Parties in anticipation of the closing of the transactions contemplated by the Merger Agreement, and that are consistent with the terms and provisions of this Agreement.  No Party shall be required to accept any such recommendations; provided, that each Operations Manager will in good faith consider each recommendation that is proposed by any of the Operations Managers that were appointed by the other Party.  No Operations Manager shall have the right, power or authority to act on behalf of any Party or bind any Party, other than the Party that appointed such Operations Manager and then only in the capacity that such Operations Manager has as an officer, director or agent of such Party.

(d)           Implementation of mutually agreed recommendations.

(1)           In the event that any recommendation is approved by the Operations Board (each, an “Approved Recommendation”), and such Approved Recommendation can be implemented through the actions of the officers or the executive officers of one or both of the Parties, then such officers or executive officers shall take such actions, and execute and deliver any agreements, documents or instruments, in their capacity as officers or executive officers of the applicable Party and consistent with the Certificate of Incorporation, by-laws and other governance documents of such Party, as may be necessary or desirable to implement such Approved Recommendation.  In the event that the implementation of any Approved Recommendation (or any portion thereof) requires the approval of the Board of Directors of any Party, then such Party shall not be obligated to implement such Approved Recommendation, or to take any actions related thereto, until such approval is duly obtained.

(2)           Any separate agreement, document or instrument between the Parties that is approved by the Operations Board and/or the Parties, as applicable, in accordance with this Agreement, shall, unless otherwise expressly provided therein, terminate upon the termination or expiration of this Agreement or the Merger Agreement.

(3)           To the extent that any Party takes any action, or executes and delivers any agreements, documents or instruments, in connection with any Approved Recommendation (but, with respect to any Approved Recommendation that requires the approval of the Board of Directors of any Party, only to the extent that such approval has been obtained), then: (i) the consent of the other Party under Section 5.1 of the Merger Agreement with respect to such action, to the extent necessary, shall be deemed to have been given, and any waiver by such other Party of any restrictive covenant under the Merger Agreement with respect to such action, to the extent necessary, shall be deemed to have been obtained; and (ii) all disclosures of the Parties under the Merger Agreement shall, to the extent applicable, be deemed to have been amended and accepted by the parties to the Merger Agreement.  Except as set forth in this Section 1.1, nothing in this Agreement shall amend or waive any of the covenants of the Parties contained in Section 5.1 of the Merger Agreement.

1.2.           Financing Services.

(a)           From time to time, Aegis may request that Code Rebel provide, and Code Rebel may, but is under no obligation to, provide, financing (an “Additional Loan”) to Aegis upon the same terms as the loan that Code Rebel made to Aegis, evidenced by the 9% Promissory Note issued by Aegis to Code Rebel on January 14, 2016 (“Note”).

(b)           In the event that any Additional Loan is provided pursuant to this Section 1.3, Aegis shall amend the Note to reflect such Additional Loan, which amendment shall reflect: (i) the amount of the Additional Loan and (ii) that such Additional Loan shall accrue interest and have a payment date of like tenor as the loan evidenced by the Note.

1.3.           Protection of Intellectual Property.  Unless otherwise specified in an agreement, document or instrument between the Parties, no Party shall acquire any rights to the other Party’s registered marks or patents, patent applications or other intellectual property that is proprietary to such Party as a result of this Agreement.

II. REPRESENTATIONS AND WARRANTIES OF CODE REBEL

Code Rebel hereby represents and warrants to Aegis that:

2.1.           Organization of Code Rebel; Power and Authority.  Code Rebel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Code Rebel has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry on its business as presently conducted. Code Rebel is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which the failure to do so would not have a Material Adverse Effect on Code Rebel.

2.2.           Due Authorization.  The execution, delivery and performance of this Agreement has been duly authorized by Code Rebel.

2.3.           Binding Obligation.  This Agreement has been duly executed and delivered by Code Rebel and is a valid and binding obligation of Code Rebel, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors' rights generally, and (b) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies, whether such principles are considered at law or in equity.

2.4.           Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Code Rebel, (b) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Code Rebel, except as would not individually, or in the aggregate, have a Material Adverse Effect on Code Rebel or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Code Rebel or its assets and properties.

2.5.           Consents.  No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Code Rebel of this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF AEGIS

Aegis hereby represents and warrants to Code Rebel that:

3.1.           Organization of Aegis; Power and Authority.  Aegis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Aegis has all requisite power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry on its business as presently conducted. Aegis is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary, except for those jurisdictions in which the failure to do so would not have a Material Adverse Effect on Aegis.

3.2.           Due Authorization.  The execution, delivery and performance of this Agreement has been duly authorized by Aegis.

3.3.           Binding Obligation.  This Agreement has been duly executed and delivered by Aegis and is a valid and binding obligation of Aegis, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting creditors' rights generally, and (b) general principles of equity, including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits on the availability of equitable remedies, whether such principles are considered at law or in equity.

3.4.           Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Aegis, (b) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Aegis, except as would not individually, or in the aggregate, have a Material Adverse Effect on Aegis or (c) result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Aegis or its assets and properties.

3.5.           Consents.  No registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Aegis of this Agreement.

IV. COVENANTS

4.1.           Non-Solicitation.  No Party (a “Restricted Party”) shall, directly or indirectly, during the term of this Agreement and for the one-year period from the date of termination of this Agreement: (i) solicit or cause to be solicited any professional executive level employee or independent contractor providing similar services (a “Specified Professional”) of the other Party, including, with respect to the obligations of Aegis hereunder, any Specified Professional of Bump Networks, Inc. (each, a “Protected Party”) with whom the Restricted Party or its employees, officers, directors, counsel, or accountants (each, a “Specified Representative”) had significant contact, or who became known to the Restricted Party or its Specified Representatives primarily as a result of the transactions contemplated by this Agreement or the Merger Agreement; or (ii) hire or retain or cause to be hired or retained any Specified Professional of a Protected Party with whom the Restricted Party or its Specified Representatives had significant contact, or who became known to the Restricted Party or its Specified Representatives primarily as a result of the transactions contemplated by this Agreement or the Merger Agreement and who was, within twelve (12) months of such proposed hiring or retention, an employee of the Protected Party; provided, this Section shall not restrict any employment or retention primarily resulting: (1) from any bona fide referral from an individual or entity to the Restricted Party or its Specified Representatives from a third party; or (2) from general advertisement or other general recruiting method used in the ordinary course of business provided the same was not targeted at the Restricted Party’s Specified Professional; or (3) any Specified Professional terminated by the Restricted Party; or (4) any cessation of business of the Restricted Party or purchase or change of control of the Restricted Party.

4.2.           Confidentiality.  The Parties hereby confirm and ratify the terms and conditions of that certain mutual confidentiality agreement dated as of January 14, 2016.

4.3.           Further Assurances.  Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws to consummate and effect the transactions contemplated by this Agreement, including providing all notices and making all registrations, filings and applications necessary or desirable for the consummation of the transactions contemplated herein; and (b) defend any lawsuits or other legal proceedings (whether judicial or administrative) challenging this Agreement or the consummation of the transactions contemplated herein, including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed.

V. TERM AND TERMINATION.

5.1.           This Agreement shall terminate on the date that the Merger Agreement terminates or, if earlier, the Effective Time.

5.2.           Effect of Termination.  In the event of termination of this Agreement as provided above, neither Party will thereafter have any liability to the other Party hereto, or to the stockholders, directors or officers of the other Party hereto, in respect hereof, except for the obligations of the Parties pursuant to Section 1.2(b) and Section 4.1, and except that nothing herein will relieve any Party from liability resulting from any breach of this Agreement prior to such termination.

VI. RELATIONSHIP OF PARTIES.

6.1.           Nothing contained in this Agreement shall be construed to place the Parties in the relationship of legal representatives, partners, joint venturers or agents of one another (other than as expressly provided under this Agreement or the Merger Agreement).  Except as expressly provided herein, neither Party shall have any power or authority to obligate or bind the other Party in any manner whatsoever or to assume or create any obligation or responsibility whatsoever, express or implied, on behalf of the other Party in any manner, or to make any representation, warranty, covenant, agreement or commitment for or on behalf of the other Party.

6.2.           The Parties acknowledge and agree that this Agreement does not constitute, and shall not be construed as, a franchise agreement.

VII. MISCELLANEOUS.

7.1.           Non-Survival of Representations and Warranties.  The representations and warranties of Code Rebel and Aegis contained in this Agreement shall terminate at the Effective Time.

7.2.           Notices.

(a)           All notices, requests, consents, claims, demands, waivers and other communications hereunder (including any communications with any Operations Managers) shall be in writing and shall be deemed to have been given and duly delivered: (i) when delivered (or delivery was properly tendered) by hand; (ii) when delivered (or delivery was properly tendered) by the addressee if sent by a nationally recognized overnight courier; or (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, if the original of such notice was duly transmitted in accordance with (i) or (ii) of this Section 7.2(a) or transmitted by certified mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties or Operations Managers at the addresses set forth below or otherwise provided (or at such other address for a Party or an Operations Manager as shall be specified in a notice given in accordance with this Section 7.2(a)):

(b)           if to Code Rebel, to:

Code Rebel Corporation
77 Ho’okele Street, Suite 102
Kahului, HI  96732
Attention:  Arben Kryeziu, Chief Executive Officer
Email:  Arben@coderebel.com

with a copy to (which will not constitute notice to Code Rebel):

Herrick, Feinstein LLP
Two Park Avenue
New York, New York  10016
Attention:  Richard M. Morris, Esq.
Email: RMorris@Herrick.com

(c)           if to Aegis, to:

Aegis Identity Software, Inc.
750 West Hampden Avenue, Suite 500
Englewood, Colorado 80110
Attention:

with a copy to (which will not constitute notice to Aegis):

Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
Attention:  Eric M. Hellige, Esq.
Email: EHellige@pryorcashman.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

7.3.           Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

7.4.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

7.5.           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Merger Agreement, Confidentiality Agreement, Aegis Disclosure Letter and Code Rebel Disclosure Letter (i) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and are not intended to confer upon any other Person any rights or remedies hereunder.

7.6.           Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a party only if such amendment or waiver is set forth in a writing executed by Code Rebel and Aegis. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

7.7.           Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the Parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8.           Governing Law; Dispute Resolution.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. Each of the Parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the state and federal courts that are located in the county of New York in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.2.

7.9.           Rules of Construction.  The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

7.10.           Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

7.11.           WAIVER OF JURY TRIAL.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the date first written above.

CODE REBEL CORPORATION

By:  /s/ Arben Kryeziu
        Name:     Arben Kryeziu
        Title:       Chief Executive Officer

AEGIS IDENTITY SOFTWARE, INC.

By:   /s/ Robert Lamvik
         Name:    Robert Lamvik
         Title:      Chief Executive Officer

[Signature Page to Joint Operating Agreement]